UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13D
                    Under the Securities Exchange Act of 1934
                               (Amendment No. 26)*


                             Riviera Holdings Corp.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                          Common Stock, $.001 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    769627100
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                 Andrew J. Perel
                        Cadwalader, Wickersham & Taft LLP
                           One World Financial Center
                            New York, New York 10281
                                 (212) 504-6656
--------------------------------------------------------------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                               September 24, 2007
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


      If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of ss.ss. 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g),
check the following box [ ].

      Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

      *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

      The Information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO.:  769627100
1      NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Flag Luxury Riv, LLC
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   |_|
                                                             (b)   |X|

--------------------------------------------------------------------------------
3      SEC USE ONLY


--------------------------------------------------------------------------------
4      SOURCE OF FUNDS

       AF
--------------------------------------------------------------------------------
5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(d) or 2(e)                               |_|

--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
                    7     SOLE VOTING POWER

NUMBER OF                 992.069
SHARES                    -----------------------------------
BENEFICIALLY        8     SHARED VOTING POWER
OWNED BY
EACH                      0
REPORTING                 -----------------------------------
PERSON              9     SOLE DISPOSITIVE POWER

                          992,069
                          -----------------------------------
                    10    SHARED DISPOSITIVE POWER

                          0
                          -----------------------------------

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       992,069
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                              |_|

--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       7.96%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON

       OO
--------------------------------------------------------------------------------

CUSIP NO.:  769627100
1      NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       RH1, LLC
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   |_|
                                                             (b)   |X|

--------------------------------------------------------------------------------
3      SEC USE ONLY


--------------------------------------------------------------------------------
4      SOURCE OF FUNDS

       WC
--------------------------------------------------------------------------------
5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(d) or 2(e)                               |_|

--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

       Nevada
--------------------------------------------------------------------------------
                    7     SOLE VOTING POWER

NUMBER OF                 418,294
SHARES                    -----------------------------------
BENEFICIALLY        8     SHARED VOTING POWER
OWNED BY
EACH                      0
REPORTING                 -----------------------------------
PERSON              9     SOLE DISPOSITIVE POWER

                          418,294
                          -----------------------------------
                    10    SHARED DISPOSITIVE POWER

                          0
                          -----------------------------------

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       418,294
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                              |_|

--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       3.36%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON

       OO
--------------------------------------------------------------------------------

CUSIP NO.:  769627100
1      NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       FX Luxury Realty, LLC
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   |_|
                                                             (b)   |X|

--------------------------------------------------------------------------------
3      SEC USE ONLY


--------------------------------------------------------------------------------
4      SOURCE OF FUNDS

       WC
--------------------------------------------------------------------------------
5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(d) or 2(e)                               |_|

--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
                    7     SOLE VOTING POWER

NUMBER OF                 0
SHARES                    -----------------------------------
BENEFICIALLY        8     SHARED VOTING POWER
OWNED BY
EACH                      1,410,363
REPORTING                 -----------------------------------
PERSON              9     SOLE DISPOSITIVE POWER

                          0
                          -----------------------------------
                    10    SHARED DISPOSITIVE POWER

                          1,410,363
                          -----------------------------------

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,410,363
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                              |_|

--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       11.32%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON

       OO
--------------------------------------------------------------------------------

CUSIP NO.:  769627100
1      NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       FX Real Estate and Entertainment Inc.
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   |_|
                                                             (b)   |X|

--------------------------------------------------------------------------------
3      SEC USE ONLY


--------------------------------------------------------------------------------
4      SOURCE OF FUNDS

       WC
--------------------------------------------------------------------------------
5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(d) or 2(e)                               |_|

--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
                    7     SOLE VOTING POWER

NUMBER OF                 0
SHARES                    -----------------------------------
BENEFICIALLY        8     SHARED VOTING POWER
OWNED BY
EACH                      1,410,363
REPORTING                 -----------------------------------
PERSON              9     SOLE DISPOSITIVE POWER

                          0
                          -----------------------------------
                    10    SHARED DISPOSITIVE POWER

                          1,410,363
                          -----------------------------------

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,410,363
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                              |_|

--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       11.32%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON

       CO
--------------------------------------------------------------------------------

CUSIP NO.:  769627100
1      NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       CKX, Inc.
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   |_|
                                                             (b)   |X|

--------------------------------------------------------------------------------
3      SEC USE ONLY


--------------------------------------------------------------------------------
4      SOURCE OF FUNDS

       BK
--------------------------------------------------------------------------------
5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(d) or 2(e)                               |_|

--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
                    7     SOLE VOTING POWER

NUMBER OF                 0
SHARES                    -----------------------------------
BENEFICIALLY        8     SHARED VOTING POWER
OWNED BY
EACH                      1,410,363
REPORTING                 -----------------------------------
PERSON              9     SOLE DISPOSITIVE POWER

                          0
                          -----------------------------------
                    10    SHARED DISPOSITIVE POWER

                          1,410,363
                          -----------------------------------

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,410,363
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                              |_|

--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       11.32%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON

       CO
--------------------------------------------------------------------------------

CUSIP NO.:  769627100
1      NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       CKX FLXR Stockholder Distribution Trust I
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   |_|
                                                             (b)   |X|

--------------------------------------------------------------------------------
3      SEC USE ONLY


--------------------------------------------------------------------------------
4      SOURCE OF FUNDS

       WC
--------------------------------------------------------------------------------
5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(d) or 2(e)                               |_|

--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
                    7     SOLE VOTING POWER

NUMBER OF                 0
SHARES                    -----------------------------------
BENEFICIALLY        8     SHARED VOTING POWER
OWNED BY
EACH                      1,410,363
REPORTING                 -----------------------------------
PERSON              9     SOLE DISPOSITIVE POWER

                          0
                          -----------------------------------
                    10    SHARED DISPOSITIVE POWER

                          1,410,363
                          -----------------------------------

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,410,363
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                              |_|

--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       11.32%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON

       OO
--------------------------------------------------------------------------------

CUSIP NO.:  769627100
1      NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       CKX FXLR Stockholder Distribution Trust II
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   |_|
                                                             (b)   |X|

--------------------------------------------------------------------------------
3      SEC USE ONLY


--------------------------------------------------------------------------------
4      SOURCE OF FUNDS

       WC
--------------------------------------------------------------------------------
5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(d) or 2(e)                               |_|

--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
                    7     SOLE VOTING POWER

NUMBER OF                 0
SHARES                    -----------------------------------
BENEFICIALLY        8     SHARED VOTING POWER
OWNED BY
EACH                      1,410,363
REPORTING                 -----------------------------------
PERSON              9     SOLE DISPOSITIVE POWER

                          0
                          -----------------------------------
                    10    SHARED DISPOSITIVE POWER

                          1,410,363
                          -----------------------------------

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,410,363
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                              |_|

--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       11.32%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON

       OO
--------------------------------------------------------------------------------

CUSIP NO.:  769627100
1      NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Flag Luxury Properties, LLC
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   |_|
                                                             (b)   |X|

--------------------------------------------------------------------------------
3      SEC USE ONLY


--------------------------------------------------------------------------------
4      SOURCE OF FUNDS

       WC
--------------------------------------------------------------------------------
5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(d) or 2(e)                               |_|

--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
                    7     SOLE VOTING POWER

NUMBER OF                 0
SHARES                    -----------------------------------
BENEFICIALLY        8     SHARED VOTING POWER
OWNED BY
EACH                      1,410,363
REPORTING                 -----------------------------------
PERSON              9     SOLE DISPOSITIVE POWER

                          0
                          -----------------------------------
                    10    SHARED DISPOSITIVE POWER

                          1,410,363
                          -----------------------------------

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,410,363
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                              |_|

--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       11.32%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON

       OO
--------------------------------------------------------------------------------

CUSIP NO.:  769627100
1      NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       MJX Flag Associates, LLC
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   |_|
                                                             (b)   |X|

--------------------------------------------------------------------------------
3      SEC USE ONLY


--------------------------------------------------------------------------------
4      SOURCE OF FUNDS

       AF
--------------------------------------------------------------------------------
5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(d) or 2(e)                               |_|

--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
                    7     SOLE VOTING POWER

NUMBER OF                 0
SHARES                    -----------------------------------
BENEFICIALLY        8     SHARED VOTING POWER
OWNED BY
EACH                      1,410,363
REPORTING                 -----------------------------------
PERSON              9     SOLE DISPOSITIVE POWER

                          0
                          -----------------------------------
                    10    SHARED DISPOSITIVE POWER

                          1,410,363
                          -----------------------------------

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,410,363
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                              |_|

--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       11.32%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON

       OO
--------------------------------------------------------------------------------

CUSIP NO.:  769627100
1      NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       LMN 134 Family Company LLC
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   |_|
                                                             (b)   |X|

--------------------------------------------------------------------------------
3      SEC USE ONLY


--------------------------------------------------------------------------------
4      SOURCE OF FUNDS

       AF
--------------------------------------------------------------------------------
5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(d) or 2(e)                               |_|

--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
                    7     SOLE VOTING POWER

NUMBER OF                 0
SHARES                    -----------------------------------
BENEFICIALLY        8     SHARED VOTING POWER
OWNED BY
EACH                      1,410,363
REPORTING                 -----------------------------------
PERSON              9     SOLE DISPOSITIVE POWER

                          0
                          -----------------------------------
                    10    SHARED DISPOSITIVE POWER

                          1,410,363
                          -----------------------------------

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,410,363
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                              |_|

--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       11.32%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON

       OO
--------------------------------------------------------------------------------

CUSIP NO.:  769627100
1      NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Mitchell J. Nelson
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   |_|
                                                             (b)   |X|

--------------------------------------------------------------------------------
3      SEC USE ONLY


--------------------------------------------------------------------------------
4      SOURCE OF FUNDS

       OO
--------------------------------------------------------------------------------
5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(d) or 2(e)                               |_|

--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
--------------------------------------------------------------------------------
                    7     SOLE VOTING POWER

NUMBER OF                 0
SHARES                    -----------------------------------
BENEFICIALLY        8     SHARED VOTING POWER
OWNED BY
EACH                      1,410,363
REPORTING                 -----------------------------------
PERSON              9     SOLE DISPOSITIVE POWER

                          0
                          -----------------------------------
                    10    SHARED DISPOSITIVE POWER

                          1,410,363
                          -----------------------------------

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,410,363
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                              |_|

--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       11.32%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON

       IN
--------------------------------------------------------------------------------

CUSIP NO.:  769627100
1      NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       ONIROT Living Trust dated 6/20/2000
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   |_|
                                                             (b)   |X|

--------------------------------------------------------------------------------
3      SEC USE ONLY


--------------------------------------------------------------------------------
4      SOURCE OF FUNDS

       WC
--------------------------------------------------------------------------------
5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(d) or 2(e)                               |_|

--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
                    7     SOLE VOTING POWER

NUMBER OF                 0
SHARES                    -----------------------------------
BENEFICIALLY        8     SHARED VOTING POWER
OWNED BY
EACH                      1,410,363
REPORTING                 -----------------------------------
PERSON              9     SOLE DISPOSITIVE POWER

                          0
                          -----------------------------------
                    10    SHARED DISPOSITIVE POWER

                          1,410,363
                          -----------------------------------

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,410,363
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                              |_|

--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       11.32%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON

       OO
--------------------------------------------------------------------------------

CUSIP NO.:  769627100
1      NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Flag Leisure Group, LLC
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   |_|
                                                             (b)   |X|

--------------------------------------------------------------------------------
3      SEC USE ONLY


--------------------------------------------------------------------------------
4      SOURCE OF FUNDS

       AF
--------------------------------------------------------------------------------
5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(d) or 2(e)                               |_|

--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
                    7     SOLE VOTING POWER

NUMBER OF                 0
SHARES                    -----------------------------------
BENEFICIALLY        8     SHARED VOTING POWER
OWNED BY
EACH                      1,410,363
REPORTING                 -----------------------------------
PERSON              9     SOLE DISPOSITIVE POWER

                          0
                          -----------------------------------
                    10    SHARED DISPOSITIVE POWER

                          1,410,363
                          -----------------------------------

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,410,363
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                              |_|

--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       11.32%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON

       OO
--------------------------------------------------------------------------------

CUSIP NO.:  769627100
1      NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       MJX Real Estate Ventures, LLC
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   |_|
                                                             (b)   |X|

--------------------------------------------------------------------------------
3      SEC USE ONLY


--------------------------------------------------------------------------------
4      SOURCE OF FUNDS

       AF
--------------------------------------------------------------------------------
5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(d) or 2(e)                               |_|

--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
                    7     SOLE VOTING POWER

NUMBER OF                 0
SHARES                    -----------------------------------
BENEFICIALLY        8     SHARED VOTING POWER
OWNED BY
EACH                      1,410,363
REPORTING                 -----------------------------------
PERSON              9     SOLE DISPOSITIVE POWER

                          0
                          -----------------------------------
                    10    SHARED DISPOSITIVE POWER

                          1,410,363
                          -----------------------------------

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,410,363
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                              |_|

--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       11.32%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON

       OO
--------------------------------------------------------------------------------

CUSIP NO.:  769627100
1      NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Robert F.X. Sillerman
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   |_|
                                                             (b)   |X|

--------------------------------------------------------------------------------
3      SEC USE ONLY


--------------------------------------------------------------------------------
4      SOURCE OF FUNDS

       OO
--------------------------------------------------------------------------------
5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(d) or 2(e)                               |_|

--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
--------------------------------------------------------------------------------

                    7     SOLE VOTING POWER

NUMBER OF                 0
SHARES                    -----------------------------------
BENEFICIALLY        8     SHARED VOTING POWER
OWNED BY
EACH                      1,410,363
REPORTING                 -----------------------------------
PERSON              9     SOLE DISPOSITIVE POWER

                          0
                          -----------------------------------
                    10    SHARED DISPOSITIVE POWER

                          1,410,363
                          -----------------------------------

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,410,363
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                              |_|

--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       11.32%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON

       IN
--------------------------------------------------------------------------------

CUSIP NO.:  769627100
1      NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Paul Kanavos
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   |_|
                                                             (b)   |X|
--------------------------------------------------------------------------------
3      SEC USE ONLY


--------------------------------------------------------------------------------
4      SOURCE OF FUNDS

       OO
--------------------------------------------------------------------------------
5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(d) or 2(e)                               |_|

--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
--------------------------------------------------------------------------------
                    7     SOLE VOTING POWER

NUMBER OF                 0
SHARES                    -----------------------------------
BENEFICIALLY        8     SHARED VOTING POWER
OWNED BY
EACH                      1,410,363
REPORTING                 -----------------------------------
PERSON              9     SOLE DISPOSITIVE POWER

                          0
                          -----------------------------------
                    10    SHARED DISPOSITIVE POWER

                          1,410,363
                          -----------------------------------

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,410,363
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                              |_|

--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       11.32%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON

       IN
--------------------------------------------------------------------------------

CUSIP NO.:  769627100
1      NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Brett Torino
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   |_|
                                                             (b)   |X|

--------------------------------------------------------------------------------
3      SEC USE ONLY


--------------------------------------------------------------------------------
4      SOURCE OF FUNDS

       WC
--------------------------------------------------------------------------------
5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(d) or 2(e)                               |_|

--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
--------------------------------------------------------------------------------
                    7     SOLE VOTING POWER

NUMBER OF                 0
SHARES                    -----------------------------------
BENEFICIALLY        8     SHARED VOTING POWER
OWNED BY
EACH                      1,410,363
REPORTING                 -----------------------------------
PERSON              9     SOLE DISPOSITIVE POWER

                          0
                          -----------------------------------
                    10    SHARED DISPOSITIVE POWER

                          1,410,363
                          -----------------------------------

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,410,363
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                              |_|

--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       11.32%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON

       IN
--------------------------------------------------------------------------------

CUSIP NO.:  769627100
1      NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Rivacq LLC
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   |_|
                                                             (b)   |X|

--------------------------------------------------------------------------------
3      SEC USE ONLY


--------------------------------------------------------------------------------
4      SOURCE OF FUNDS

       AF
--------------------------------------------------------------------------------
5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(d) or 2(e)                               |_|

--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
                    7     SOLE VOTING POWER

NUMBER OF                 893,770
SHARES                    -----------------------------------
BENEFICIALLY        8     SHARED VOTING POWER
OWNED BY
EACH                      0
REPORTING                 -----------------------------------
PERSON              9     SOLE DISPOSITIVE POWER

                          893,770
                          -----------------------------------
                    10    SHARED DISPOSITIVE POWER

                          0
                          -----------------------------------

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       893,770
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                              |_|

--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       7.17%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON

       OO
--------------------------------------------------------------------------------

CUSIP NO.:  769627100
1      NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       SOF U.S. Hotel Co-Invest Holdings, L.L.C
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   |_|
                                                             (b)   |X|

--------------------------------------------------------------------------------
3      SEC USE ONLY


--------------------------------------------------------------------------------
4      SOURCE OF FUNDS

       AF
--------------------------------------------------------------------------------
5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(d) or 2(e)                               |_|

--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
                    7     SOLE VOTING POWER

NUMBER OF                 0
SHARES                    -----------------------------------
BENEFICIALLY        8     SHARED VOTING POWER
OWNED BY
EACH                      893,770
REPORTING                 -----------------------------------
PERSON              9     SOLE DISPOSITIVE POWER

                          0
                          -----------------------------------
                    10    SHARED DISPOSITIVE POWER

                          893,770
                          -----------------------------------

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       893,770
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                              |_|

--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       7.17%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON

       OO
--------------------------------------------------------------------------------

CUSIP NO.:  769627100
1      NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       SOF-VII U.S. Hotel Holdings, L.L.C.
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   |_|
                                                             (b)   |X|

--------------------------------------------------------------------------------
3      SEC USE ONLY


--------------------------------------------------------------------------------
4      SOURCE OF FUNDS

       AF
--------------------------------------------------------------------------------
5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(d) or 2(e)                               |_|

--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
                    7     SOLE VOTING POWER

NUMBER OF                 0
SHARES                    -----------------------------------
BENEFICIALLY        8     SHARED VOTING POWER
OWNED BY
EACH                      893,770
REPORTING                 -----------------------------------
PERSON              9     SOLE DISPOSITIVE POWER

                          0
                          -----------------------------------
                    10    SHARED DISPOSITIVE POWER

                          893,770
                          -----------------------------------

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       893,770
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                              |_|

--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       7.17%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON

       OO
--------------------------------------------------------------------------------

CUSIP NO.:  769627100
1      NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       I-1/I-2 U.S. Holdings, L.L.C.
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   |_|
                                                             (b)   |X|

--------------------------------------------------------------------------------
3      SEC USE ONLY


--------------------------------------------------------------------------------
4      SOURCE OF FUNDS

       AF
--------------------------------------------------------------------------------
5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(d) or 2(e)                               |_|

--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
                    7     SOLE VOTING POWER

NUMBER OF                 0
SHARES                    -----------------------------------
BENEFICIALLY        8     SHARED VOTING POWER
OWNED BY
EACH                      893,770
REPORTING                 -----------------------------------
PERSON              9     SOLE DISPOSITIVE POWER

                          0
                          -----------------------------------
                    10    SHARED DISPOSITIVE POWER

                          893,770
                          -----------------------------------

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       893,770
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                              |_|

--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       7.17%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON

       OO
--------------------------------------------------------------------------------

CUSIP NO.:  769627100
1      NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Starwood Global Opportunity Fund VII-A, L.P.
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   |_|
                                                             (b)   |X|

--------------------------------------------------------------------------------
3      SEC USE ONLY


--------------------------------------------------------------------------------
4      SOURCE OF FUNDS

       WC
--------------------------------------------------------------------------------
5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(d) or 2(e)                               |_|

--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
                    7     SOLE VOTING POWER

NUMBER OF                 0
SHARES                    -----------------------------------
BENEFICIALLY        8     SHARED VOTING POWER
OWNED BY
EACH                      893,770
REPORTING                 -----------------------------------
PERSON              9     SOLE DISPOSITIVE POWER

                          0
                          -----------------------------------
                    10    SHARED DISPOSITIVE POWER

                          893,770
                          -----------------------------------

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       893,770
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                              |_|

--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       7.17%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON

       PN
--------------------------------------------------------------------------------

CUSIP NO.:  769627100
1      NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Starwood Global Opportunity Fund VII-B, L.P.
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   |_|
                                                             (b)   |X|

--------------------------------------------------------------------------------
3      SEC USE ONLY


--------------------------------------------------------------------------------
4      SOURCE OF FUNDS

       WC
--------------------------------------------------------------------------------
5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(d) or 2(e)                               |_|

--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
                    7     SOLE VOTING POWER

NUMBER OF                 0
SHARES                    -----------------------------------
BENEFICIALLY        8     SHARED VOTING POWER
OWNED BY
EACH                      893,770
REPORTING                 -----------------------------------
PERSON              9     SOLE DISPOSITIVE POWER

                          0
                          -----------------------------------
                    10    SHARED DISPOSITIVE POWER

                          893,770
                          -----------------------------------

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       893,770
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                              |_|

--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       7.17%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON

       PN
--------------------------------------------------------------------------------

CUSIP NO.:  769627100
1      NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Starwood US Opportunity Fund VII-D, L.P.
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   |_|
                                                             (b)   |X|

--------------------------------------------------------------------------------
3      SEC USE ONLY


--------------------------------------------------------------------------------
4      SOURCE OF FUNDS

       WC
--------------------------------------------------------------------------------
5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(d) or 2(e)                               |_|

--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
                    7     SOLE VOTING POWER

NUMBER OF                 0
SHARES                    -----------------------------------
BENEFICIALLY        8     SHARED VOTING POWER
OWNED BY
EACH                      893,770
REPORTING                 -----------------------------------
PERSON              9     SOLE DISPOSITIVE POWER

                          0
                          -----------------------------------
                    10    SHARED DISPOSITIVE POWER

                          893,770
                          -----------------------------------

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       893,770
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                              |_|

--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       7.17%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON

       PN
--------------------------------------------------------------------------------

CUSIP NO.:  769627100
1      NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Starwood US Opportunity Fund VII-D-2, L.P.
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   |_|
                                                             (b)   |X|

--------------------------------------------------------------------------------
3      SEC USE ONLY


--------------------------------------------------------------------------------
4      SOURCE OF FUNDS

       WC
--------------------------------------------------------------------------------
5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(d) or 2(e)                               |_|

--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
                    7     SOLE VOTING POWER

NUMBER OF                 0
SHARES                    -----------------------------------
BENEFICIALLY        8     SHARED VOTING POWER
OWNED BY
EACH                      893,770
REPORTING                 -----------------------------------
PERSON              9     SOLE DISPOSITIVE POWER

                          0
                          -----------------------------------
                    10    SHARED DISPOSITIVE POWER

                          893,770
                          -----------------------------------

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       893,770
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                              |_|

--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       7.17%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON

       PN
--------------------------------------------------------------------------------

CUSIP NO.:  769627100
1      NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Starwood Capital Hospitality Fund I-1, L.P.
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   |_|
                                                             (b)   |X|

--------------------------------------------------------------------------------
3      SEC USE ONLY


--------------------------------------------------------------------------------
4      SOURCE OF FUNDS

       WC
--------------------------------------------------------------------------------
5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(d) or 2(e)                               |_|

--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
                    7     SOLE VOTING POWER

NUMBER OF                 0
SHARES                    -----------------------------------
BENEFICIALLY        8     SHARED VOTING POWER
OWNED BY
EACH                      893,770
REPORTING                 -----------------------------------
PERSON              9     SOLE DISPOSITIVE POWER

                          0
                          -----------------------------------
                    10    SHARED DISPOSITIVE POWER

                          893,770
                          -----------------------------------

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       893,770
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                              |_|

--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       7.17%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON

       PN
--------------------------------------------------------------------------------

CUSIP NO.:  769627100
1      NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Starwood Capital Hospitality Fund I-2, L.P.
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   |_|
                                                             (b)   |X|

--------------------------------------------------------------------------------
3      SEC USE ONLY


--------------------------------------------------------------------------------
4      SOURCE OF FUNDS

       WC
--------------------------------------------------------------------------------
5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(d) or 2(e)                               |_|

--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
                    7     SOLE VOTING POWER

NUMBER OF                 0
SHARES                    -----------------------------------
BENEFICIALLY        8     SHARED VOTING POWER
OWNED BY
EACH                      893,770
REPORTING                 -----------------------------------
PERSON              9     SOLE DISPOSITIVE POWER

                          0
                          -----------------------------------
                    10    SHARED DISPOSITIVE POWER

                          893,770
                          -----------------------------------

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       893,770
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                              |_|

--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       7.17%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON

       PN
--------------------------------------------------------------------------------

CUSIP NO.:  769627100
1      NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       SOF-VII Management, L.L.C.
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   |_|
                                                             (b)   |X|

--------------------------------------------------------------------------------
3      SEC USE ONLY


--------------------------------------------------------------------------------
4      SOURCE OF FUNDS

       AF
--------------------------------------------------------------------------------
5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(d) or 2(e)                               |_|

--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
                    7     SOLE VOTING POWER

NUMBER OF                 0
SHARES                    -----------------------------------
BENEFICIALLY        8     SHARED VOTING POWER
OWNED BY
EACH                      893,770
REPORTING                 -----------------------------------
PERSON              9     SOLE DISPOSITIVE POWER

                          0
                          -----------------------------------
                    10    SHARED DISPOSITIVE POWER

                          893,770
                          -----------------------------------

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       893,770
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                              |_|

--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       7.17%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON

       OO
--------------------------------------------------------------------------------

CUSIP NO.:  769627100
1      NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       SCG Hotel Management, L.L.C.
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   |_|
                                                             (b)   |X|

--------------------------------------------------------------------------------
3      SEC USE ONLY


--------------------------------------------------------------------------------
4      SOURCE OF FUNDS

       AF
--------------------------------------------------------------------------------
5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(d) or 2(e)                               |_|

--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
                    7     SOLE VOTING POWER

NUMBER OF                 0
SHARES                    -----------------------------------
BENEFICIALLY        8     SHARED VOTING POWER
OWNED BY
EACH                      893,770
REPORTING                 -----------------------------------
PERSON              9     SOLE DISPOSITIVE POWER

                          0
                          -----------------------------------
                    10    SHARED DISPOSITIVE POWER

                          893,770
                          -----------------------------------

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       893,770
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                              |_|

--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       7.17%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON

       OO
--------------------------------------------------------------------------------

CUSIP NO.:  769627100
1      NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Starwood Capital Group Global, LLC
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   |_|
                                                             (b)   |X|

--------------------------------------------------------------------------------
3      SEC USE ONLY


--------------------------------------------------------------------------------
4      SOURCE OF FUNDS

       AF
--------------------------------------------------------------------------------
5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(d) or 2(e)                               |_|

--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

       Connecticut
--------------------------------------------------------------------------------
                    7     SOLE VOTING POWER

NUMBER OF                 0
SHARES                    -----------------------------------
BENEFICIALLY        8     SHARED VOTING POWER
OWNED BY
EACH                      893,770
REPORTING                 -----------------------------------
PERSON              9     SOLE DISPOSITIVE POWER

                          0
                          -----------------------------------
                    10    SHARED DISPOSITIVE POWER

                          893,770
                          -----------------------------------

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       893,770
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                              |_|

--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       7.17%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON

       OO
--------------------------------------------------------------------------------

CUSIP NO.:  769627100
1      NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Barry S. Sternlicht
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   |_|
                                                             (b)   |X|

--------------------------------------------------------------------------------
3      SEC USE ONLY


--------------------------------------------------------------------------------
4      SOURCE OF FUNDS

       OO
--------------------------------------------------------------------------------
5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(d) or 2(e)                               |_|

--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
--------------------------------------------------------------------------------
                    7     SOLE VOTING POWER

NUMBER OF                 123,200
SHARES                    -----------------------------------
BENEFICIALLY        8     SHARED VOTING POWER
OWNED BY
EACH                      893,770
REPORTING                 -----------------------------------
PERSON              9     SOLE DISPOSITIVE POWER

                          123,200
                          -----------------------------------
                    10    SHARED DISPOSITIVE POWER

                          893,770
                          -----------------------------------

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,016,970
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                              |_|

--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       8.16%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON

       IN
--------------------------------------------------------------------------------

      This Amendment No. 26 amends and supplements the statement on Schedule 13D (the "Statement") originally filed with the Securities and Exchange Commission on December 28, 2005, and amended by Amendment No. 1 on March 3, 2006, Amendment No. 2 on March 23, 2006, Amendment No. 3 on April 5, 2006, Amendment No. 4 on May 18, 2006, Amendment No. 5 on August 2, 2006, Amendment No. 6 on August 4, 2006, Amendment No. 7 on March 12, 2007, Amendment No. 8 on March 23, 2007, Amendment No. 9 on March 26, 2007, Amendment No. 10 on March 30, 2007, Amendment No. 11 on April 17, 2007, Amendment No. 12 on April 27, 2007, Amendment No. 13 on May 4, 2007, Amendment No. 14 on May 15, 2007, Amendment No. 15 on May 16, 2007, Amendment No. 16 on May 30, 2007, Amendment No. 17 on June 1, 2007, Amendment No. 18 on June 5, 2007, Amendment No. 19 on June 11, 2007, Amendment No. 20 on June 20, 2007, Amendment No. 21 on July 19, 2007; Amendment No. 22 on August 13, 2007; Amendment No. 23 on August 16, 2007; Amendment No. 24 on August 23, 2007 and Amendment No. 25 on September 18, 2007 by Flag Luxury Riv, LLC; FX Luxury Realty, LLC; FX Real Estate and Entertainment Inc.; CKX, Inc.; CKX FXLR Stockholder Distribution Trust I; CKX FXLR Stockholder Distribution Trust II; Flag Luxury Properties, LLC; MJX Flag Associates, LLC; Flag Leisure Group, LLC; MJX Real Estate Ventures, LLC; LMN 134 Family Company LLC; Mitchell Nelson; ONIROT Living Trust dated 6/20/2000; Robert F.X. Sillerman; Paul Kanavos; RH1, LLC; Brett Torino; Rivacq LLC; SOF U.S. Hotel Co-Invest Holdings, L.L.C.; SOF-VII US Hotel Holdings, L.L.C.; I-1/I-2 U.S. Holdings, L.L.C.; Starwood Global Opportunity Fund VII-A, L.P.; Starwood Global Opportunity Fund VII-B, L.P.; Starwood U.S. Opportunity Fund VII-D, L.P.; Starwood U.S. Opportunity Fund VII-D-2, L.P.; Starwood Capital Hospitality Fund I-1, L.P.; Starwood Capital Hospitality Fund I-2, L.P.; SOF-VII Management, L.L.C.; SCG Hotel Management, L.L.C.; Starwood Capital Group Global, LLC; and Barry S. Sternlicht with respect to the common stock, par value $0.001 per share, of Riviera Holdings Corporation, a Nevada corporation. Riv Acquisition Holdings Inc. is no longer required to file this Statement, as more fully discussed in Item 4 herein. Unless otherwise indicated, each capitalized term used but not defined herein shall have the meaning assigned to such term in the Statement. From and after the date hereof, all references in the Statement to the Statement or terms of similar import shall be deemed to refer to the Statement as amended and supplemented hereby.

      The Reporting Persons have entered into an Eighth Amended and Restated Joint Filing Agreement, dated as of September 25, 2007, a copy of which is filed herewith as Exhibit 10.37 to the Statement, and which is incorporated herein by reference. Neither the fact of this filing nor anything contained herein shall be deemed an admission by the Reporting Persons that they constitute a "group" as such term is used in Section 13(d)(1)(k) of the rules and regulations under the Securities Exchange Act of 1934, as amended.

ITEM 1.  SECURITY AND ISSUER

      Response unchanged.

ITEM 2.  IDENTITY AND BACKGROUND

      Item 2 is hereby supplemented as follows:

      FLR is a limited liability company formed under the laws of Delaware with its business address at 650 Madison Avenue, New York, NY 10022. FLR's principal business is the holding of Common Stock.

      RH1 is a limited-liability company formed under the laws of Nevada with its business address at 4445 Wagon Trail Ave, Las Vegas, NV 89118. RH1's principal business is the holding of Common Stock.

      FXLR, a limited liability company formed under the laws of Delaware, is the sole member of FLR with an approximate 100% equity interest in FLR. FXLR is also the sole member of RH1 with an approximate 100% equity interest in RH1. FXLR's business address is 650 Madison Avenue, New York, NY 10022, and its principal business is the development of real estate-based projects.

      FX Real Estate and Entertainment Inc. ("FXRE"), a corporation formed under the laws of Delaware, is the sole member of FXLR with a 100% equity interest in FXLR. FXRE's business address at 650 Madison Avenue, New York, NY 10022 and its principal business is the development of real estate-based projects.

      CKX Inc., a corporation formed under the laws of Delaware, is a member of FXRE with a 25.25% equity interest in FXRE. CKX's principal business address is 650 Madison Avenue, New York, NY 10022, and its principal business is the ownership, development and commercial utilization of entertainment content.

      CKX FXLR Stockholder Distribution Trust I ("Distribution Trust I"), a grantor trust formed under the laws of Delaware, is a member of FXRE with a 9.5% equity interest in FXRE. Distribution Trust I's principal business address is 650 Madison Avenue, New York, NY 10022, and its principal business is the holding of an ownership interest in FXRE.

      CKX FXLR Stockholder Distribution Trust II ("Distribution Trust II"), a conventional trust formed under the laws of Delaware, is a member of FXRE with a 15.5% equity interest in FXRE. Distribution Trust I's principal business address is 650 Madison Avenue, New York, NY 10022, and its principal business is the holding of an ownership interest in FXRE.

      FLP, a limited liability company formed under the laws of Delaware, is a member of FXLR, with a 49.75% equity interest in FXRE. FLP's business address is 650 Madison Avenue, New York, NY 10022 and its principal business is the development of high-end residential and hotel real estate properties.

      MJX, a limited liability company formed under the laws of Delaware, is a member of FLP with an approximate 25.81% equity interest in FLP. MJX's business address is 650 Madison Avenue, New York, NY 10022 and its principal business is the holding of a membership interest in FLP.

      LMN134, a limited liability company formed under the laws of Delaware, is a partner of MJX with an approximate 1.67% equity interest in MJX. LMN134's business address is 134 East 80th Street, NYC 10021 and its principal business is investment of its assets and the management of its investment holdings.

      Mitchell J. Nelson is the managing member of LMN 134. Mr. Nelson is a citizen of the United States. Mr. Nelson's business address is 650 Madison Avenue, New York, NY 10022, and his principal occupation is Senior Vice President of Business Affairs of FLP.

      ONIROT is a member of FLP with an approximate 26.36% interest in FLP. ONIROT is a living trust formed under the laws of Nevada for the sole benefit of Brett Torino, and its business address is 4445 Wagon Trail Ave, Las Vegas, NV 89118.

      FLG, a limited liability company formed under the laws of Delaware, is the managing member of FLP with an approximate 6.6% equity interest in FLP. FLG's business address is 650 Madison Avenue, New York, NY 10022 and its principal business is the management of FLP.

      MREV is a member of FLG with an approximate 33.33% equity interest in FLG, and MREV is a member of MJX with an approximate 98.33% equity interest in MJX. MREV is a limited-liability company formed under the laws of Delaware with its business address at 650 Madison Avenue, New

York, NY 10022. MREV's principal business is the holding of a membership interest in FLG and MJX and lending funds to FLP and its affiliates.

      Robert F.X. Sillerman is the president and sole member of MREV with a 100% equity interest in MREV, and Mr. Sillerman is the president of MJX. Mr. Sillerman is a citizen of the United States. Mr. Sillerman's business address is 650 Madison Avenue, New York, NY 10022 and his present principal occupation is Chairman and Chief Executive Officer of CKX, Inc.

      Paul Kanavos is the president of FLR, FLP and FLG. Mr. Kanavos is a member of FLP with an approximate 25.81% equity interest in FLP and Mr. Kanavos is a member of FLG with an approximate 33.33% equity interest in FLG. Mr. Kanavos is a citizen of the United States. Mr. Kanavos' business address is 650 Madison Avenue, New York, NY 10022 and his principal occupation is President of FLP.

      Brett Torino is a member of FLG with an approximate 33.33% equity interest in FLG, and Mr. Torino is the sole trustee and beneficiary of ONIROT. Mr. Torino is a citizen of the United States. Mr. Torino's business address is 4445 Wagon Trail Ave, Las Vegas, NV 89118 and his present principal occupation is as a real estate professional.

ITEM 3.  SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION

      Item 3 is hereby supplemented as follows:

      The aggregate consideration to be provided to T5 pursuant to the Notice of Exercise Letter is $26,393,650. It is anticipated that the source of funding for half of this consideration will be from a margin loan extended from Bear Stearns and a contribution from the working capital of FXLR, and the other half of this consideration will be from a draw on the Hospitality Funds and Opportunity Funds' revolving line of credit.

ITEM 4.  PURPOSE OF TRANSACTION

      Item 4 is hereby supplemented as follows:

      On September 24, 2007, Parent sent T5 a letter (the "Notice of Exercise Letter") pursuant to which Parent (i) elected to exercise the T5 Option for consideration in the amount of $26,393,650, (ii) assigned its right to receive half of the shares of Common Stock subject to the T5 Option to FLR and (iii) assigned its right to receive the remaining half of the shares of Common Stock subject to the T5 Option to Rivacq.

      T5, FLR and Rivacq expect to close the transfer of the shares of Common Stock subject to the T5 Option on or about September 26, 2007.

      The foregoing and subsequent references to, and descriptions of, the Notice of Exercise Letter, are qualified in their entirety by reference to such Notice of Exercise Letter, which is incorporated by reference to Exhibit 10.36 hereto.

ITEM 5.  INTEREST IN SECURITIES OF THE COMPANY

      Item 5 is hereby supplemented as follows:

      On September 24, 2007, pursuant to the Notice of Exercise Letter, Parent
(i) elected to exercise the T5 Option for consideration in the amount of $26,393,650, (ii) assigned its right to receive half of the shares of Common Stock subject to the T5 Option to FLR and (iii) assigned its right to receive the remaining half of the shares of Common Stock subject to the T5 Option to Rivacq. As a result, Parent is no longer deemed to be the beneficial owner of the 1,147,550 shares of Common Stock subject to the T5

Option. FLR may be deemed the beneficial owner of 992,069 shares of Common Stock, which represent approximately 7.96% of the outstanding shares of Common Stock as of August 3, 2007. Rivacq may be deemed the beneficial owner of 893,770 of the foregoing shares of Common Stock, which represent approximately 7.17% of the outstanding shares of Common Stock as of August 3, 2007.

      RH1 may be deemed the beneficial owner of 418, 294 shares of Common Stock, which respresent approximately 3.36% of the outstanding shares of Common Stock as of August 3, 2007. FXLR, as a member of FLR with a 100% equity interest in FLR, and as a member of RH1 with a 100% equity interest in RH1, may be deemed the beneficial owner of 1,410,363 shares of Common Stock, which represent approximately 11.32% of the outstanding shares of Common Stock as of August 3, 2007. FXRE, as a member of FXLR with a 100% equity interest in FXLR, may be deemed the beneficial owner of the foregoing shares of Common Stock. CKX, as a shareholder of FXRE with a 25.5% equity interest in FXLR, may also be deemed to have beneficial ownership of the foregoing shares of Common Stock. Distribution Trust I, as a shareholder of FXRE with an approximate 9.4% equity interest in FXRE, may also be deemed to have beneficial ownership of the foregoing shares of Common Stock. Distribution Trust II, as a shareholder of FXRE with an approximate 15.35% equity interest in FXRE, may also be deemed to have beneficial ownership of the foregoing shares of Common Stock. FLP, as a shareholder of FXRE with a 49.75% equity interest in FXRE, may also be deemed to have beneficial ownership of the foregoing shares of Common Stock. MJX, as a member of FLP with an approximate 26% equity interest in FLP, may also be deemed to have beneficial ownership of the foregoing shares of Common Stock. FLG, as a member of FLP with an approximate 6.6% equity interest in FLP, may also be deemed to have beneficial ownership of the foregoing shares of Common Stock. ONIROT, as a member of FLP with a 26.36% equity interest in FLP, may also be deemed to have beneficial ownership of the foregoing shares of Common Stock. LMN134, as a member of MJX with an approximate 1.67% equity interest in MJX, may also be deemed to have beneficial ownership of the foregoing shares of Common Stock. Mitchell Nelson, as managing member of LMN134, may also be deemed to have beneficial ownership of the foregoing shares of Common Stock. MREV, as a member of MJX with an approximate 98.33% equity interest in MJX, and as a member of FLG with a 33.33% equity interest in FLG, may also be deemed to have beneficial ownership of the foregoing shares of Common Stock. Robert F.X. Sillerman, as President of MJX and as President and sole member of MREV, may also be deemed to have beneficial ownership of the foregoing shares of Common Stock. Paul Kanavos, as President of FLR, President and member of FLG with an approximate 33.33% equity interest in FLG, and as President and member of FLP with an approximate 36.1% equity interest in FLP, may also be deemed to have beneficial ownership of the foregoing shares of Common Stock. Brett Torino, as a member of FLG with an approximate 33.33% equity interest in FLG, and as sole trustee and beneficiary of ONIROT, may also be deemed to have beneficial ownership of the foregoing shares of Common Stock.

      SOF Co-Invest, as the sole member of Rivacq, may be deemed to have beneficial ownership of 893,770 shares of Common Stock, which represent approximately 7.17% of the outstanding shares of Common Stock as of August 3, 2007. Each of SOF VII and Hotel Fund, as the sole members of SOF Co-Invest with 25% and 75% equity interests in SOF Co-Invest, respectively, may also be deemed to have beneficial ownership of the foregoing shares of Common Stock. Each of the Opportunity Funds, as the sole members of SOF VII, may also be deemed to have beneficial ownership of the foregoing shares of Common Stock. Each of the Hospitality Funds, as the sole members of Hotel Fund, may also be deemed to have beneficial ownership of the foregoing shares of Common Stock. SOF VII Management, as the general partner of each of the Opportunity Funds, may also be deemed to have beneficial ownership of the foregoing shares of Common Stock. Hotel Management, as the general partner of each of the Hospitality Funds, may also be deemed to have beneficial ownership of the foregoing shares of Common Stock. SCGG, as the managing member of SOF VII Management and Hotel Management, may also be deemed to have beneficial ownership of the foregoing shares of Common Stock. Barry S. Sternlicht, as the Chairman and CEO of SCGG and CEO of SOF VII and Hotel Fund, may also be deemed to have beneficial ownership of the foregoing shares of Common Stock. Mr. Sternlicht also directly holds 123,200 shares of Common Stock, which represent approximately 1.0% of the outstanding shares of

Common Stock as of August 3, 2007, and which, together with the 893,770 shares of Common Stock that he may be deemed to own beneficially in his capacity as Chairman and CEO of SCGG and as an executive officer of certain affiliates as described above, constitute approximately 8.16% of the outstanding shares of Common Stock as of August 3, 2007.

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS, OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE COMPANY.

      30. On September 24, 2007, Parent sent to T5 the Notice of Exercise Letter. A copy of the Notice of Exercise Letter is filed herewith as Exhibit
10.36 and incorporated herein by reference.

      31. On September 25, 2007, FLR, FXLR, FXRE, CKX, Distribution Trust I, Distribution Trust II, FLP, MJX, FLG, MREV, LMN134, Mitchell J. Nelson, ONIROT, Robert F.X. Sillerman, Paul Kanavos, RH1, Brett Torino, Rivacq, SOF Co-Invest, SOF VII, Hotel Fund, Opportunity Fund VII-A, Opportunity Fund VII-B, Opportunity Fund VII-D, Opportunity Fund VII-D-2, Hospitality Fund I-1, Hospitality Fund I-2, SOF VII Management, Hotel Management, SCGG and Barry S. Sternlicht entered into the Eighth Amended and Restated Joint Filing Agreement. A copy of the Eighth Amended and Restated Joint Filing Agreement is filed herewith as Exhibit
10.37 and incorporated herein by reference.

ITEM 7.  MATERIAL TO BE FILED AS EXHIBITS.

      Item 7 is hereby supplemented as follows:

      10.36 Letter from Riv Acquisition Holdings Inc. to Triple Five Investco, LLC, via Syd Ghermezian, dated September 24, 2007.

      10.37 Eighth Amended and Restated Joint Filing Agreement, dated September 24, 2007 by and among Flag Luxury Riv, LLC; FX Luxury Realty, LLC; FX Real Estate and Entertainment Inc.; CKX, Inc.; CKX FXLR Stockholder Distribution Trust I; CKX FXLR Stockholder Distribution Trust II; Flag Luxury Properties, LLC; MJX Flag Associates, LLC; Flag Leisure Group, LLC; MJX Real Estate Ventures, LLC; LMN 134 Family Company LLC; Mitchell J. Nelson; ONIROT Living Trust dated 6/20/2000; Robert F.X. Sillerman; Paul Kanavos; RH1, LLC; Brett Torino; Rivacq LLC; SOF U.S. Hotel Co-Invest Holdings, L.L.C.; SOF-VII US Hotel Holdings, L.L.C.; I-1/I-2 U.S. Holdings, L.L.C.; Starwood Global Opportunity Fund VII-A, L.P.; Starwood Global Opportunity Fund VII-B, L.P.; Starwood U.S. Opportunity Fund VII-D, L.P.; Starwood U.S. Opportunity Fund VII-D-2, L.P.; Starwood Capital Hospitality Fund I-1, L.P.; Starwood Capital Hospitality Fund I-2, L.P.; SOF-VII Management, L.L.C.; SCG Hotel Management, L.L.C.; Starwood Capital Group Global, LLC; and Barry S. Sternlicht.

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                    Flag Luxury Riv, LLC

                                    By:   /s/ Paul Kanavos
                                          ------------------------------
                                    Name:  Paul Kanavos
                                    Title: President


                                    RH1, LLC

                                    By:   FX Luxury Realty, LLC
                                          ------------------------------
                                          Its sole member

                                        By: Flag Luxury Properties, LLC
                                            ---------------------------
                                            Its Managing Member

                                            By:  /s/ Paul Kanavos
                                                 ------------------------------
                                                 Name:  Paul Kanavos
                                                 Title: President


                                    FX Real Estate and Entertainment
                                    Inc.

                                    By:   /s/ Paul Kanavos
                                          ----------------------------
                                    Name: Paul Kanavos
                                    Title: President



                                    Flag Leisure Group, LLC

                                    By:   /s/ Paul Kanavos
                                          ------------------------------
                                    Name:  Paul Kanavos
                                    Title: President


                                    Flag Luxury Properties, LLC

                                    By:   /s/ Paul Kanavos
                                          ------------------------------
                                    Name:  Paul Kanavos
                                    Title: President


                                    Paul Kanavos

                                    /s/ Paul Kanavos
                                    ------------------------------------





[Amendment No. 26 to Schedule 13D]

                                    FX Luxury Realty, LLC

                                       By: Flag Luxury Properties, LLC
                                           ------------------------------
                                           Its Managing Member

                                           By:  /s/ Paul Kanavos
                                                -------------------------
                                           Name:  Paul Kanavos
                                           Title: President







[Amendment No. 26 to Schedule 13D]

                                    CKX FXLR Stockholder Distribution Trust I

                                       By:    /s/ Richard G. Cushing
                                           ------------------------------
                                           Name:  Richard G. Cushing
                                           Title: Trustee


                                    CKX FXLR Stockholder Distribution Trust I

                                       By:    /s/ Richard G. Cushing
                                           ------------------------------
                                           Name:  Richard G. Cushing
                                           Title: Trustee





[Amendment No. 26 to Schedule 13D]

                                    MJX Flag Associates, LLC

                                    By:    /s/  Robert F.X. Sillerman
                                           ------------------------------
                                    Name:  Robert F.X. Sillerman
                                    Title: President


                                    CKX, Inc.

                                    By:    /s/ Robert F.X. Sillerman
                                           ------------------------------
                                    Name:  Robert F.X. Sillerman
                                    Title: Chief Executive Officer


                                    MJX Real Estate Ventures, LLC

                                    By:    /s/  Robert F.X. Sillerman
                                           ------------------------------
                                    Name:  Robert F.X. Sillerman
                                    Title: Member


                                    Robert F.X. Sillerman

                                    /s/  Robert F.X. Sillerman
                                    ------------------------------------





[Amendment No. 26 to Schedule 13D]

                                    LMN 134 Family Company LLC

                                    By:    /s/  Mitchell J. Nelson
                                           ------------------------------
                                    Name:  Mitchell J. Nelson
                                    Title: Managing Member


                                    Mitchell J. Nelson

                                    /s/  Mitchell J. Nelson
                                    ------------------------------------









[Amendment No. 26 to Schedule 13D]

                                    ONIROT Living Trust Dated 06/20/2000

                                    By: /s/  Brett Torino
                                    ------------------------------------
                                    Name:  Brett Torino
                                    Title: Trustee


                                    Brett Torino

                                    /s/  Brett Torino
                                    ------------------------------------









[Amendment No. 26 to Schedule 13D]

                                   Rivacq LLC

                                   By: SOF U.S. Hotel Co-Invest Holdings,
                                       L.L.C.

                                       By: SOF-VII U.S. Hotel Holdings, L.L.C.

                                          By:   /s/  Barry S. Sternlicht
                                              ----------------------------------
                                          Name:  Barry S. Sternlicht
                                          Title: Chief Executive Officer

                                       By: I-1/I-2 U.S. Holdings, L.L.C.

                                          By:   /s/  Barry S. Sternlicht
                                              ----------------------------------
                                          Name:  Barry S. Sternlicht
                                          Title: Chief Executive Officer


                                    SOF U.S. Hotel Co-Invest Holdings, L.L.C.

                                    By: SOF-VII U.S. Hotel Holdings, L.L.C.

                                       By:   /s/  Barry S. Sternlicht
                                           ----------------------------------
                                       Name:  Barry S. Sternlicht
                                       Title: Chief Executive Officer

                                    By: I-1/I-2 U.S. Holdings, L.L.C.

                                       By:   /s/  Barry S. Sternlicht
                                           ----------------------------------
                                       Name:  Barry S. Sternlicht
                                       Title: Chief Executive Officer


                                    SOF-VII U.S. Hotel Holdings, L.L.C.

                                    By:   /s/  Barry S. Sternlicht
                                        ----------------------------------
                                    Name:  Barry S. Sternlicht
                                    Title: Chief Executive Officer


                                    I-1/I-2 U.S. Holdings, L.L.C.

                                    By:   /s/  Barry S. Sternlicht
                                        ----------------------------------
                                    Name:  Barry S. Sternlicht
                                    Title: Chief Executive Officer




[Amendment No. 26 to Schedule 13D]

                                    Starwood Global Opportunity Fund VII-A, L.P.

                                    By: SOF-VII Management, L.L.C.
                                        Its General Partner

                                        By: Starwood Capital Group Global,
                                            L.L.C.
                                        Its General Manager

                                               By: /s/  Barry S. Sternlicht
                                                   -----------------------------
                                               Name:  Barry S. Sternlicht
                                               Title: Chief Executive Officer


                                    Starwood Global Opportunity Fund VII-B, L.P.

                                    By: SOF-VII Management, L.L.C.
                                    Its General Partner

                                       By: Starwood Capital Group Global, L.L.C.
                                       Its General Manager

                                               By: /s/  Barry S. Sternlicht
                                                  ------------------------------
                                               Name:  Barry S. Sternlicht
                                               Title: Chief Executive Officer


                                    Starwood U.S. Opportunity Fund VII-D, L.P.

                                    By: SOF-VII Management, L.L.C.
                                        ----------------------------------
                                        Its General Partner

                                        By: Starwood Capital Group Global,
                                            L.L.C.
                                        Its General Manager

                                               By: /s/ Barry S. Sternlicht
                                                  ------------------------------
                                               Name:  Barry S. Sternlicht
                                               Title: Chief Executive Officer




[Amendment No. 26 to Schedule 13D]

                                    Starwood U.S. Opportunity Fund VII-D-2, L.P.

                                    By: SOF-VII Management, L.L.C.
                                        Its General Partner

                                        By: Starwood Capital Group Global,
                                            L.L.C.
                                        Its General Manager

                                               By: /s/  Barry S. Sternlicht
                                                  ------------------------------
                                               Name:  Barry S. Sternlicht
                                               Title: Chief Executive Officer


                                    Starwood Capital Hospitality Fund I-1,L.P.

                                    By: SCG Hotel Management, L.L.C.
                                        ----------------------------------
                                        Its General Partner

                                        By: Starwood Capital Group Global,
                                            L.L.C.
                                        Its General Manager

                                               By: /s/  Barry S. Sternlicht
                                                  ------------------------------
                                               Name:  Barry S. Sternlicht
                                               Title: Chief Executive Officer


                                    Starwood Capital Hospitality Fund I-2, L.P.

                                    By: SCG Hotel Management, L.L.C.
                                        Its General Partner

                                        By: Starwood Capital Group Global,
                                            L.L.C.
                                        Its General Manager

                                              By: /s/  Barry S. Sternlicht
                                                 -------------------------------
                                              Name:  Barry S. Sternlicht
                                              Title: Chief Executive Officer



[Amendment No. 26 to Schedule 13D]

                                    SOF-VII Management, L.L.C.

                                    By: Starwood Capital Group Global, L.L.C.
                                        Its General Manager

                                        By: /s/  Barry S. Sternlicht
                                           -------------------------------------
                                        Name:  Barry S. Sternlicht
                                        Title: Chief Executive Officer


                                    SCG Hotel Management, L.L.C.

                                    By: Starwood Capital Group Global, L.L.C.
                                           Its General Manager

                                        By: /s/  Barry S. Sternlicht
                                           -------------------------------------
                                        Name:  Barry S. Sternlicht
                                        Title: Chief Executive Officer


                                    Starwood Capital Group Global, LLC

                                    By:   /s/  Barry S. Sternlicht
                                        ----------------------------------------
                                    Name:  Barry S. Sternlicht
                                    Title: Chief Executive Officer


                                    Barry S. Sternlicht

                                    /s/  Barry S. Sternlicht
                                    ------------------------------------------

Dated: September 25, 2007






[Amendment No. 26 to Schedule 13D]